Exhibit 99.1

ImmunoCellular Therapeutics Provides Corporate Update and

Reports Second Quarter 2018 Financial Results

-Ongoing Exploration of Strategic Opportunities-

-Continued Progress in Stem-to-T-Cell Program-

Los Angeles, CA – August 13, 2018 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE American: IMUC), a biotechnology company developing immunotherapies for the treatment of cancer based on its Stem-to-T-Cell research program, today provided an update on corporate activities and reported financial results for the second quarter ended June 30, 2018.

Corporate Update

Stem-to-T-Cell Research Program: As previously disclosed, the Company through its research was able to verify a successful transfer of the selected T cell receptor genetic material into human hematopoietic stem cells. The Company is currently producing the transfected human hematopoietic stem cells that are intended for use in performing preclinical experiments. In this preclinical testing, the transfected human hematopoietic stem cells will be injected into animals and the maturation of the stem cells and integration into bone marrow will be monitored. The Company’s academic collaboration has progressed and a manuscript intended for publication in a scientific journal describing the results of that work is being prepared.

Strategic Alternatives Exploration: The Company has been actively engaged in a broad range of conversations with potential strategic partners to explore strategic alternatives, which may include a potential merger, consolidation, reorganization or other business combination, as well as the sale of the Company or the Company’s assets. These conversations have included the exchange of detailed information to determine the potential for an alignment of programs and strategies, as well as possible options for continuing to fund operation. The Company plans to continue this exploratory process with the assistance of its external strategic financial advisor, but cannot guarantee that any actions will be taken as a direct result of this review.

Clinical-Stage Programs: The ICT-107 (phase 3-ready for glioblastoma), ICT-121 (phase 1 completed for recurrent glioblastoma) and ICT-140 (phase 1/2-ready for ovarian cancer), are patient-specific dendritic cell-based immunotherapies targeting solid tumors. The Company continues to pursue opportunities for partnerships, licensing or sale of these anticancer assets.

Litigation Settlement: The Company reached a tentative, mutually acceptable agreement to settle the class action suit. The tentative agreement, which is subject to final documentation and Court approval, provides in part for a settlement payment of $1.15 million in exchange for mutual releases and the dismissal of all claims against the Company and its officers and directors in connection with the securities class action suit. The $1.15 million settlement payment will be fully funded by the Company’s insurance carrier.

Liquidity and Capital Resources: The Company has implemented an aggressive plan to reduce expenditures while remaining actively focused on operations and executing on key initiatives. As a result, the second quarter operating loss was reduced by 97%, or $11.0 million, to $307,090, compared to the second quarter of 2017. Working capital at the end of the second quarter was $3.4 million and the Company had cash of $2.9 million and no debt, as of June 30, 2018.

Anthony J. Gringeri, PhD, President and Chief Executive Officer commented: “During the second quarter and the first half of 2018, we continued to make significant progress on our strategies to advance our Stem-to-T-Cell program and explore strategic alternatives while also implementing actions to reduce our operating expenses to strengthen the financial condition of the company. Additionally, we are actively engaged with our strategic financial advisor to explore strategic opportunities for enhancing shareholder value. This remains a top priority for the ImmunoCellular management team and the board of directors.”

Continued Dr. Gringeri: “We believe our Stem-to-T-Cell research program has the potential to be a game-changing treatment for cancer by utilizing the patient’s immune system to fight cancer. In April we were able to verify successful transfer of the selected T cell receptor genetic material into human hematopoietic stem cells. This milestone represents an important step in validating the Stem-to-T-Cell approach and is a key component of the proof-of-concept work for this technology which lays the groundwork for undertaking planning for preclinical testing. We are producing the transfected human hematopoietic stem cells that will be used for the preclinical phase of this program.”

“We have streamlined our operations to manage our business in a fiscally responsible manner. Looking forward, we plan to remain focused on advancing our Stem-to-T-Cell research program, pursuing partnering, licensing or sale of our clinical-stage dendritic cell-based immunotherapy programs and enhancing shareholder value,” concluded Dr. Gringeri.

Second Quarter 2018 Financial Results

For the quarter ended June 30, 2018, ImmunoCellular incurred a net loss of $306,704, or $(0.01) per basic and diluted share, compared to a net loss of $4.1 million or $(1.14) per basic and diluted share, for the quarter ended June 30, 2017. The decrease in the net loss is primarily due to the suspension of the ICT-107 phase 3 trial in June of 2017 and reductions in the Company’s other research and development programs along with reductions in general and administrative expenses.

Research and development expenses for the three months ended June 30, 2018 were $58,981 compared to $10,353,601 in the same period in 2017. During the quarter ended June 30, 2018, the Company’s trial related expenses were primarily limited to costs associated with its Stem-to-T-cell program. During the quarter ended June 30, 2017, the Company wrote off remaining supply inventories and expensed costs associated to wind down the phase 3 trial of ICT-107.

General and administrative expenses for the three months ended June 30, 2018 and 2017 were $670,203 and $988,266 respectively. This decrease was primarily due to reductions in compensation expense, professional fees, the number of members of the board of directors, board member compensation and the downsizing of corporate offices.

ImmunoCellular reported $3.8 million of cash used in operations during the six months period ended June 30, 2018, compared to $9.5 million in the same period in 2017. No warrants were exercised during 2018; accordingly, there were no financing proceeds. As of June 30, 2018, the Company had working capital of

$3,427,092, compared to working capital of $4,647,903 as of December 31, 2017. The Company had no long-term debt obligations, no capital lease obligations, or other similar long-term liabilities, as of June 30, 2018, and the Company had approximately $2.9 million of cash and 41.9 million shares of common stock outstanding.

In light of ongoing research and exploratory strategic activities, ImmunoCellular is not holding a conference call to discuss second quarter 2018 financial results at this time. The Company plans to provide relevant updates at an appropriate time in the future.

About ImmunoCellular’s Stem-to-T-Cell Program

Based on the technology in-licensed from The California Institute of Technology in 2014 ImmunoCellular’s Stem-to-T-Cell program is designed to harness the power of the immune system in highly directed and specific ways to engineer highly antigen-specific tumor killing. At the core of the Stem-to-T-Cell technology is the harvesting of stem cells from cancer patients and then cloning into them T cell receptors that are specific for cancer cells. These engineered stem cells can then be reintroduced into the patient and are pre-programed to produce daughter cells that are antigen-specific killer T cells that are capable of identifying, binding to, and killing cancer cells. Because stem cells are immortal, these reengineered stem cells could provide a natural and perpetual source of T cells that can target and destroy cancer cells in the patient.

The Stem-to-T-Cell platform has the potential to address many types of cancer, including both solid and hematological tumors and has the potential to result in a potentially curative therapy for many different types of cancers. The stem cell platform represents a novel and more direct approach to generating killer T cells by using the patient’s stem cells as starting material. Thus, ImmunoCellular’s Stem-to-T-Cell technology shares some similarities with other immuno-oncology technologies, such as CAR-T, and could potentially be used in combination approaches. Unlike CAR-T therapies which deliver a large bolus of active T cells into the patient’s circulation and have been associated with toxicity in some patients, ImmunoCellular’s approach enables a more gradual and measured release of killer T cells and has the potential for lower toxicity while also yielding a more sustained response.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd., based in Los Angeles, is developing immune-based therapies for the treatment of cancer. ImmunoCellular is focused on advancing its Stem-to-T-Cell research program, which engineers hematopoietic stem cells to generate cytotoxic T cells. Additional assets, for which the Company is seeking partners, include clinical-stage programs - ICT-107, ICT-121 and ICT-140 - which are patient-specific, dendritic cell-based immunotherapies targeting solid tumors. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding ImmunoCellular’s intentions and current expectations concerning, among other things, whether ImmunoCellular will be able to finance its ongoing operations; whether ImmunoCellular will be able to identify and execute a successful strategic transaction; the likelihood, timing and outcome of ImmunoCellular’s possible strategic alternatives, including a partnership, collaboration or restructuring; ImmunoCellular’s beliefs regarding the advantages and therapeutic and commercial value of its programs; ImmunoCellular’s ability to advance its Stem-to-T-Cell program and achieve certain milestones; and ImmunoCellular’s ability to achieve its other clinical, operational, strategic and financial goals. Forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including the availability of resources to continue to develop ImmunoCellular’s product candidates and the uncertain timing of completion and success of clinical trials. Additional risks and uncertainties are described under the heading “Risk Factors” in ImmunoCellular’s quarterly report on Form 10-Q for the period ended June 30, 2018 and subsequent filings with the Securities and Exchange Commission. Except as required by law, ImmunoCellular undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact :

ImmunoCellular Therapeutics, Ltd. Jane Green

(267) 457-3734 direct

(415) 652-4819 mobile

jane@jmgcomm.com

Lytham Partners, LLC

Joe Dorame, Robert Blum, or Joseph Diaz

(602) 889-9700

imuc@lythampartners.com

Consolidated Condensed Balance Sheets

	6/30/2018 (unaudited)	12/31/2017
Cash	$2,852,605	$6,629,870
Other current assets	489,657	378,787
Insurance proceeds receivable	486,774	0
Non current assets	356	568

Total assets	$3,829,392	$7,009,225

Current liabilities	$401,944	$2,360,754
Shareholders’ equity	3,427,448	4,648,471

	$3,829,392	$7,009,225

Consolidated Condensed Statements of Operations (unaudited)

	Three months ended 3/31/2018	Three months ended 3/31/2017	Six months ended 6/30/2018	Six months ended 6/30/2017
Revenue	$0	$0	$—	$—
Research and development	58,981	10,353,601	349,597	15,039,321
General and administrative	670,203	988,266	1,404,784	1,781,444
Recovery of legal fees	(422,094)	—	(422,094)	—

Loss before other income (expenses)	(307,090)	(11,341,867)	(1,332,287)	(16,820,765)
Interest income	386	381	602	4,175
Interest expense	—	(430,024)	—	(882,683)
Derecognition of CIRM liability	—	7,719,440	—	7,719,440

Net loss	(306,704)	(4,052,070)	(1,331,685)	(9,979,833)

Net loss per share, basic and diluted:	$(0.01)	$(1.14)	$(0.03)	$(2.81)